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                                                                    EXHIBIT 99.1


(PETROQUEST ENERGY, INC. LOGO)

NEWS RELEASE


For further information, contact:  W. Todd Zehnder, Director - Corporate
                                   Communications & Marketing
                                   (337) 232-7028, www.petroquest.com

       PETROQUEST ENERGY ANNOUNCES RECORD ANNUAL PRODUCTION; POSTS RECORD
      PROVED OIL AND GAS RESERVES; EXPECTS SETTING ADDITIONAL 2004 RECORDS
                      FOR REVENUES, CASH FLOW AND EARNINGS

LAFAYETTE, LA - February 3, 2005 - PetroQuest Energy, Inc. (NASDAQ: PQUE) announced today that it produced a Company-record 14.2 Bcfe during the year ended December 31, 2004. This represents a 47% increase over the 9.6 Bcfe produced in 2003. Since its merger in 1998, production for PetroQuest has risen 43% on a compounded annual rate. Approximately 65% of 2004's production was natural gas.

The Company ended 2004 with 101.4 Bcfe of proved oil and gas reserves, a new Company record. Approximately 78% of the proved reserves were natural gas, and 45% was located in long-lived basins. This represents a 22% increase year-to-year for proved reserves and a 40% compound annual growth rate since the 1998 merger.

Based on the higher 2004 production rate, PetroQuest expects to post company-record revenues, cash flows and net income for 2004. A conference call with investors and analysts is scheduled for February 17, 2005.

RESERVES
The following sets forth an analysis of the Company's estimated quantities of net proved oil and gas reserves (oil converted to MMcfe at six MMcf per MBbl):


                                                                  Natural Gas
                                                     Oil            and NGL
                                                   (MBbls)          (MMcfe)          (MMcfe)
                                                -------------    -------------    -------------
Proved reserves as of December 31, 2003                 4,245           57,793           83,263
  Revisions of previous estimates                        (396)           3,463            1,087
  Extensions, discoveries and other additions             559           14,574           17,928
  Purchase of producing properties                        124           12,544           13,288
  Sale of producing properties                             --               --               --
  Production                                             (818)          (9,305)         (14,213)
                                                -------------    -------------    -------------
Proved reserves as of December 31, 2004                 3,714           79,069          101,353
                                                =============    =============    =============


At December 31, 2004, the Company's independent petroleum engineers estimated the net present value, excluding income taxes, of these reserves was $326 million, using prices ($5.82 per Mcfe and $43.85 per barrel) in effect as of year-end 2004 and discounted 10%. This compares to $214 million at December 31, 2003 using prices in effect ($5.59 per Mcfe and $32.24 per barrel) as of year-end 2003 and discounted 10%. These amounts include a reduction for estimated plugging and abandonment costs that are also reflected as a liability on PetroQuest's balance sheet at December 31, 2004 and 2003, in accordance with Statement of Financial Accounting Standards No. 143.

DRILLING UPDATE

The Company had a 97% drilling success rate during 2004 with 17 exploration and 15 development wells.



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Drilling activity during the fourth quarter of 2004 included successful discoveries at the Company's Jambalaya and Bisque Prospects in the Gulf Coast region, two wells in East Texas and six horizontal coalbed methane wells in the Arkoma Basin.

PetroQuest drilled its Jambalaya Prospect to a total depth of 13,500 feet, logging 43 feet total vertical depth (TVD) of net productive sands. The well is expected to begin producing in mid-February at a gross rate of approximately 6,000 Mcfe per day. PetroQuest has an approximate 30% net revenue interest (NRI) in the well.

The Company's Bisque Prospect was drilled to a total depth of 14,800 feet encountering approximately 153 feet TVD of net productive sands. This well is also expected to begin producing in mid-February at a gross rate of approximately 15,000 Mcfe per day. As of year-end, PetroQuest had not encountered the primary objective of the Bisque Prospect; therefore approximately 74 feet TVD of net productive sands were not included in the 2004 year-end reserve amounts. PetroQuest owns an approximate 35% NRI in the well.

PetroQuest operated the drilling and completion of its first two 100% working interest (82% NRI) wells in its Southeast Carthage Field encountering productive sands in the Cotton Valley and Travis Peak formations. These wells are in the early stages of production and are expected to average approximately 1,000 Mcfe per day each. Subsequent to year-end, PetroQuest drilled and is completing its third well in the Southeast Carthage Field, and also encountered productive sands in the Cotton Valley and Travis Peak formations.

The drilling program in the Arkoma Basin continued in the fourth quarter with six additional horizontal coalbed methane wells drilled and completed. A total of 16 wells were drilled and completed by PetroQuest in the basin during 2004 - all of which were successful. Once the wells are completed, a dewatering period begins which is estimated to take approximately 12 weeks. The Company will capture gas sales throughout the dewatering phase. PetroQuest estimates production will average approximately 150 Mcf to 200 Mcf per day per well once fully dewatered. PetroQuest owns an average approximate 60% NRI in these wells.

The Company is currently drilling its Cracklin Prospect (48% working interest) in South Louisiana. Drilling continues in the Company's 10 to 12 well 2005 program in Southeast Carthage Field and the 40+ 2005 well program in the Arkoma Basin. Current plans are to spud the File Prospect (operated, 50% working interest) in South Louisiana within the next two weeks.

The Company's drilling capital budget for 2005 is approximately $70 to $80 million depending on commodity prices, drilling success and related completion and facility costs.

MANAGEMENT'S COMMENT

"The successful operating results coupled with higher product prices of 2004 have positioned PetroQuest to significantly increase its drilling and development activities to a record level. In 2005, we anticipate drilling 74 gross (42 net) wells from our existing project inventory utilizing our cash flows and existing credit facilities. This compares to 33 gross (19 net) wells during 2004, or a 125% increase in the number of wells budgeted to drill during 2005," said Charles T. Goodson, Chairman, Chief Executive Officer and President. "Consistent with our business plan to diversify the Company into longer-lived basins, we plan to drill more wells during 2005 than during the previous four years combined."

ABOUT THE COMPANY

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, East Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest trades on the NASDAQ National Market under the ticker PQUE.



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Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.